CONFIDENTIAL PORTIONS OF MATERIAL HAVE BEEN OMITTED AND FILED SEPARATELY WITH
THE SECURITIES AND EXCHANGE COMMISSION. THE REDACTED MATERIAL HAS BEEN INDICATED
WITH AN ASTERISK IN BRACKETS ([*]).

                            FLOUR PURCHASE AGREEMENT

                           dated as of August 7, 2002

                                 by and between

                            Bay State Milling Company

                                       and

                         American Italian Pasta Company

                                TABLE OF CONTENTS

                                       i

         Section 11.10.    Captions 22
         Section 11.11.    Severability................................................22

Schedules:
Schedule A        Flours
Schedule B        Pricing Formulas
Schedule C        Wire Instructions
Schedule D        Mill Purchase Price
Schedule E        Wheat Specifications
Schedule F        Wheat Purchasing Procedures

                             FLOUR SUPPLY AGREEMENT

         FLOUR SUPPLY AGREEMENT dated as of August 7, 2002 by and between Bay
State Milling Company, a Minnesota corporation ("Bay State"), and American
Italian Pasta Company, a Delaware corporation, and its affiliates (together,
"AIPC").

                                   WITNESSETH:

         WHEREAS, AIPC desires to purchase from Bay State at least 80% of the requirements of semolina and other durum flour products for AIPC's pasta production plant to be located in Tolleson, Arizona (the "Pasta Plant"); and

         WHEREAS, Bay State desires to sell to AIPC semolina and other durum flour products produced at Bay State's flour mill located in Tolleson, Arizona
(the "Mill").

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

                                   ARTICLE I
                                  REQUIREMENTS

     Section 1.1. Pasta Plant. In the event that AIPC constructs its pasta production facility in a location within the State of Arizona not adjacent to the Mill, or discontinues its operations at the pasta production plant located adjacent to the Mill and commences pasta production at another facility located within the State of Arizona, such pasta production facility shall be deemed to be the "Pasta Plant" for purposes of this Agreement and AIPC shall continue to be subject to the terms and conditions set forth in this Agreement with respect to its requirements for such facility.

     Section 1.2. Sale of Goods: Bay State shall sell to AIPC, and AIPC shall purchase from Bay State at least eighty percent (80%) of AIPC's entire requirement of durum flours for the Pasta Plant during each year of the term of this Agreement, subject to the minimum volume requirements provided for in this
Section 1.2. Schedule A hereto, as such schedule may be amended by the parties from time to time, lists the durum flours (the "Flours") that may be ordered by
AIPC for the Pasta Plant during the term of this Agreement. Notwithstanding the foregoing, in no event shall the aggregate amount of Flours purchased by AIPC and sold by Bay State in any Fiscal Year (as defined below) during the term of this Agreement be less than 50 million pounds (the "Minimum Volume
Requirement"); provided, however, that AIPC shall not be subject to the Minimum
Volume Requirement during the period commencing on the date hereof and ending on
September 30, 2003 (the "Start-Up Period"). A "Fiscal Year" means each one-year period commencing on October 1 and ending on September 30 during the term of this Agreement. In the event that the aggregate amount of Flours purchased by
AIPC during any Fiscal Year beginning after the Start-Up Period, is less than the Minimum Volume Requirement, AIPC shall pay to Bay State, not more than thirty (30) days after the last day of such Fiscal Year, an amount equal to the product of (i) the excess, expressed in hundredweights ("cwts"), of (A)

                                     2

the Minimum Volume Requirement over (B) the actual number of pounds of Flours purchased by AIPC during such Fiscal Year, multiplied by (ii) the milling conversion in effect with respect to such Fiscal Year. The parties acknowledge and agree that if AIPC does not commence or discontinues its pasta production operations at the Pasta Plant and does not commence such operations at another facility deemed to be the Pasta Plant pursuant to Section 1.1 above, then AIPC shall pay to Bay State a liquidated damage payment equal to the Minimum Volume
Requirement multiplied by the milling conversion rate, as determined pursuant to
Section 2.1(c), in effect from time to time until the earlier of (i) the end of the term of this Agreement, (ii) the date on which AIPC commences operations at another facility deemed to be the Pasta Plant pursuant to Section 1.1 above and
(iii) the date on which Bay State enters into a supply arrangement at the Mill on substantially the same terms provided in this Agreement; provided, however, that to the extent that Bay State is able to sell flour produced at the Mill to third parties in replacement of the volume of flour that was contracted to be sold to AIPC under this Agreement (and Bay State hereby agrees to use its commercially reasonable efforts to maximize such replacement sales), Bay State's net profit (which shall equal Bay State's cash receipts less the cost of raw materials and variable operating costs) in respect of such flour sold by Bay
State to third parties shall be subtracted from the liquidated damage payment to be made by AIPC.

     Section 1.3. Production Schedule.

          (a) Monthly Forecast. On or before the 20th day of each month, AIPC will provide Bay State with a written production schedule setting forth
     AIPC's estimated flour requirements for the following month (the "Monthly
     Forecast"). Bay State acknowledges and agrees, however, that (i) the
     Monthly Forecast is not binding on AIPC, (ii) AIPC may modify the Monthly
     Forecast and (iii) AIPC will only be obligated to purchase Flours pursuant to AIPC's written purchase requisitions (the "Purchase Requisitions")
     submitted by AIPC to Bay State.

          (b) Weekly Forecast. On or before the Thursday of each week during the term of this Agreement, AIPC will provide Bay State with a written production schedule listing AIPC's estimated requirements by specific Flour for the following week (the "Production Schedule"). Bay State acknowledges and agrees, however, that (i) the Production Schedule is not binding on
     AIPC, (ii) AIPC may modify the weekly Production Schedule and (iii) AIPC will only be obligated to purchase Flours pursuant to AIPC's Purchase
     Requisitions submitted by AIPC to Bay State.

     Section 1.4. Restriction on Sale of Flour by Bay State. Bay State hereby agrees not to sell or otherwise transfer any of the Flours produced at the Mill to any third party unless and until Bay State shall have first satisfied AIPC's requirements at the Pasta Plant as specified in the Purchase Requisitions received by Bay State.

                                   ARTICLE II
                          PRICING, PAYMENT AND DELIVERY

     Section 2.1. Purchase Price; Extraction Rates and Milling Conversion.
Subject to the provisions of Section 2.3(a), the purchase price of the Flours shall be calculated in

accordance with the formulas set forth on Schedule B. In calculating the purchase price of any Flours, the following terms shall apply:

          (a) All purchase prices shall be calculated on the basis of the (i)
     actual costs of the wheat grain, including any cost incurred by Bay State to transport the wheat grain to the Mill, (ii) actual costs of purchased product enrichment material and (iii) by-product sales values in effect at the time of determination of the selling price of the semolina and (iv) the milling conversion, which shall be comprised of (A) the operating costs, including manufacturing costs and overhead, of the Mill and (B) the profit to be earned on the sale of the Flours to AIPC.

          (b) In calculating the purchase price, the actual flour extraction rates and moisture gains achieved in the milling of the wheat, as determined on a quarterly basis in accordance with the terms of this subsection (b), will be used; provided, that the aggregate flour extraction rate in any quarter shall not be less than 78%, consisting of 72% semolina and 6% clear flours. The flour extraction rates and moisture gains for each quarter during the term of this Agreement shall be determined by Bay State and AIPC not more than ten (10) days after each December 31, March 31, June
     30 and September 30 during the term of this Agreement based on the extraction rates and moisture gains actually achieved during the three-month period then ended; provided, however that for the first three months of the Start-Up Period the extraction rates shall be 74% semolina,
     2% 1st Clear flour, 2% 2nd Clear flour, 4% reddog and 18% millfeed and moisture gains shall be calculated at 4%. Bay State and AIPC shall cooperate to maximize yields and efficiencies of the milling process in an effort to achieve an aggregate flour extraction rate of at least 80%, consisting of 75% semolina, 2% 1st Clear flour and 3% 2nd Clear flour;
     provided, that AIPC will not be obligated to pay any costs or make any investments of such efforts. Bay State's obligation to meet the extraction rates set forth in this subsection (b) shall be subject to the provisions of Section 11.2. Notwithstanding the foregoing, if AIPC is unable to procure wheat which complies with the quality specifications provided in
     Schedule E, then the parties will equitably adjust the extraction rates provided in this section to conform to the characteristics of the available wheat.

          (c) The milling conversion shall be fixed at the commencement of each
     Fiscal Year, and subject to adjustment during each Fiscal Year, during the term of this Agreement in accordance with the following provisions:

               (i) For the Start-Up Period and the first two (2) Fiscal Years following the Start-Up Period, the "milling conversion" shall be fixed as follows:

                    (A) if the quantity of Flours to be purchased during a
               Fiscal Year is equal to or greater than [*] pounds and less than
               [*] pounds, the milling conversion shall be [*] for such Fiscal
               Year; and

                    (B) if the quantity of Flours to be purchased during a
               Fiscal Year is equal to or greater than [*] pounds and AIPC has complied with the requirements of Section 6.2, the milling conversion shall be [*] for such Fiscal Year.

                                        3

               (ii) For the third Fiscal Year of the term of this Agreement and for each Fiscal Year of the term of this Agreement thereafter (the
          "Remaining Term"), the mill operating costs component (which component totals [*] and consists of the following costs: durum mill processing, operating supplies, maintenance, elevator operations, power and utility costs, durum laboratory and sampling, and specific durum administrative costs) of the milling conversions set forth in paragraphs (A) and (B) of paragraph (i) above shall be subject to yearly adjustment based on changes in the Producer Price Index for the industry in the SIC Code 2041 (Flour and other Grain Mill Flours) (the
          "Producer Price Index"), which adjustment shall equal the lesser of
          (i) the actual percentage increase in the Producer Price Index for the previous Fiscal Year and (ii) [*]. For each Fiscal Year during the
          Remaining Term, the amount of the adjustment on the [*] mill operating costs component, as determined in accordance with the previous sentence, shall be added to the milling conversions set forth in paragraphs (A) and (B) of paragraph (i) above and the result shall be the applicable milling conversions for such Fiscal Year.

               (iii) The parties shall fix the milling conversion for each
          Fiscal Year at the annual meeting for the preceding Fiscal Year held pursuant to Section 3.6(c) and the milling conversion shall be fixed based upon AIPC's purchase volume during the previous Fiscal Year,
          AIPC's projected volume requirements for the coming Fiscal Year and the adjustment to the milling conversion provided for in paragraph
          (ii) above.

               (iv) If the milling conversion for any Fiscal Year has been fixed at the conversion price applicable for annual volume purchases equal to or greater than [*] pounds and less than [*] pounds, the milling conversion shall be reduced to [*] following any three consecutive month period in which the amount of Flours purchased by AIPC reaches a minimum of [*] pounds per month and shall remain at [*] thereafter for so long as the purchase volume for the immediately preceding three-month period does not fall below the minimum amount necessary to satisfy the annual requirement of [*] pounds set forth in paragraph
          (i)(B) above.

          (d) The weight of the Flours delivered to AIPC and used in the pricing calculation shall be determined at the time of delivery to AIPC at the
     Pasta Plant and agreed by the parties. At or before 8:00 a.m. (Arizona time) on each business day, AIPC shall deliver to Bay State copies of the weight receipts from its receiving scale for all Flours delivered to the
     Pasta Plant during the preceding day. AIPC shall provide Bay State access to the Pasta Plant to inspect the scaling equipment located at the Pasta
     Plant and deliver to Bay State such evidence of the accuracy of such equipment, including, but not limited to, copies of inspection certificates, as Bay State may reasonably request. Bay State anticipates moisture losses to be incurred in the delivery of the Flours to AIPC by pipeline transfer, and to the extent that variances in the weight of the
     Flours, as determined by reference to Bay State's transfer scales and moisture level readings as compared to AIPC's receiving scales and moisture level readings, can be attributed to losses in moisture, then the amount of such moisture loss will be included in the measurement of moisture gains and flour extraction rates set forth in subsection (b) above and the
     Schedule B pricing formula. AIPC shall provide Bay State with access to
     AIPC's records for the Pasta Plant for the purpose of monitoring and coordinating delivery of and payment for the Flours.

          (e) In connection with the determination of the purchase price, AIPC shall have the right to review the books, records and other data relating solely to the operation of the Mill in order to accurately calculate appropriate adjustments.

     Section 2.2. Payment. AIPC shall make payment to Bay State in cash on
Tuesday of each week by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule C. Payments made pursuant to the previous sentence will pay all unpaid invoices received by AIPC on or prior to the Friday of the previous week. Bay State will deliver invoices to AIPC each business day covering deliveries made to the Pasta Plant during the previous business day and priced based upon the weight receipts from AIPC's receiving scale at the Pasta Plant and in accordance with and applied against, the earliest dated open Flour Sales Contract, issued pursuant to Section 7.1, then in effect. Bay State shall, upon receipt of written request from AIPC, provide AIPC with access to AIPC's order and account balance information in Bay
State's computer system for ease of communication of order and invoicing information.

     Section 2.3. Flour Delivery.

          (a) Delivery by truck or railroad. Except as provided in subsection
     (b) below, sale and delivery of any Flour purchased by AIPC shall be FOB the Mill. If Bay State is required to deliver the Flours to the Pasta Plant by any means other than a pipeline between the Mill and the Pasta Plant, and the inability to use the pipeline is not primarily due to an act or omission of Bay State, Bay State shall arrange for delivery and AIPC shall pay all costs of such delivery. Any delivery costs payable by AIPC in accordance with this Section 2.3 are in addition to the purchase price of the Flours as calculated in accordance with the terms of Section 2.1 and the formulas in Schedule B.

          (b) Delivery by pipeline. If the Pasta Plant is located in close enough proximity to the Mill to permit the Flours to be delivered to the
     Pasta Plant by a pipeline, Bay State will construct such pipeline and the costs of constructing the pipeline shall be paid by Bay State. Bay State shall acquire all equipment, and pay for the installation of such equipment, required to enable the delivery of the Flours through the pipeline to the point of first receipt at the Pasta Plant. Bay State will work with engineers chosen by AIPC to ensure the construction of an efficient pipeline with proper connection for receiving the Flours at the
     Pasta Plant. Bay State shall maintain the pipeline in good working condition (subject to reasonable wear and tear) during the term of this
     Agreement. The cost incurred by Bay State to construct and maintain the pipeline shall be treated as a capital investment in the Mill and shall be included in the calculation of the purchase price of the Mill in accordance with the formula set forth on Schedule D, as the same may be amended from time to time. If the Flours are delivered by pipeline, the delivery shall be FOB the Pasta Plant.

                                  ARTICLE III
                             PRODUCTION AND QUALITY

     Section 3.1. Flour Quality: All Flour purchased by AIPC pursuant to this
Agreement shall be merchantable, fit for its intended use, meet all applicable federal and state quality

standards and will comply with the specifications set forth on Schedule A
(collectively, the "Product Specifications"). In order to meet the flour extraction rates and moisture gains set forth in Section 2.1(b) and in the
Schedule B pricing formulas, all wheat used by Bay State for purposes of producing flour pursuant to this Arrangement must comply with the wheat specifications set forth in Schedule E. The wheat specifications set forth in
Schedule E and extraction rates set forth in Section 2.1(b) may be modified from time to time, upon receipt of written consent from AIPC, which consent shall not be unreasonably withheld, based upon crop and market conditions. Bay State may reject any incoming product used to produce the Flours, from whatever source, if such product does not meet, or would prevent Bay State from producing flour that meets, the Product Specifications, and any such rejection, and any delay in delivery of any Flour resulting from such rejection, shall not result in liability of Bay State or constitute, by itself, a failure by Bay State to perform its obligations under this Agreement.

     Section 3.2. Flour Sampling.

          (a) Prior to any shipment of Flour to the Pasta Plant, Bay State will take and analyze a retainer sample of each load of Flour to be shipped to
     AIPC and issue a Certificate of Analysis ("COA") by fax, electronic transmission, or other means of immediate delivery, to the Pasta Plant.

          (b) If the results of the analysis of the retainer sample, which results will be reflected in the COA, indicate that the tested Flour is in conformity with the specifications for the Flour to be shipped set forth in
     Schedule A, as such schedule may be amended by the parties from time to time, then Bay State shall deliver the Flour in accordance with the instructions set forth in the applicable Purchase Requisition. Bay State will retain each retainer sample at the Mill for a period of six (6)
     months.

          (c) Notwithstanding the results of the retainer sample, AIPC shall have the right to reject, pursuant to the rights granted in Article 2 of the Uniform Commercial Code, any Flour that does not conform to the specifications set forth in Schedule A.

     Section 3.3. Quality Control. Bay State shall maintain at the Mill such systems for good manufacturing practices and the assurance of product quality as comply with Bay State's corporate quality policies and procedures. Such systems shall be administered by Bay State's Quality Assurance Manager and Plant
Manager, and managed by Bay State's Corporate Vice Presidents of Production and
Quality Assurance. Procedures will include, but not be limited to, periodic in-process ingredient sampling and testing, and monitoring of mill critical control points.

     Section 3.4. Mill Sanitation. Bay State will maintain the sanitation of the
Mill in accordance with industry standards, subject to the additional requirements of this Section 3.4. At a minimum, Bay State will arrange for annual American Institute of Baking ("AIB") inspections of the Mill and maintain a minimum AIB score of 800. Bay State hereby agrees to maintain a Hazard
Analysis Critical Control Points ("HACCP") program and to provide copies of the required HACCP documentation to AIPC upon reasonable request.

     Section 3.5. Recall. If any shipment of Flour does not meet the Product
Specifications or if there is a mandatory or voluntary recall of any Flour or any product incorporating the Flour arising directly from Bay State's performance or nonperformance of its obligations in connection with the Flours supplied by Bay State, Bay State shall pay all reasonable costs associated with remedying its failure to satisfy such Product Specifications or facts, circumstances or events giving rise to such recall in accordance with AIPC's recall program as in effect on the date hereof.

     Section 3.6. Meetings.

          (a) Weekly Meetings. The facility managers of the Pasta Plant and the
     Mill, and such other officers and/or employees of each party as the parties deem appropriate, shall meet not less frequently than weekly, on such date and at such time and place as may be mutually agreed by the facility managers, to discuss issues related to the parties' obligations and performance under this Agreement, including, but not limited to, cooperation, performance, and coordination with respect to the obligations of the parties, and to agree on operational activities such as mill and plant scheduling, timing for deliveries, and quality and efficiency objectives.

          (b) Quarterly Meetings. The Executive Vice President of Bay State and
     the Executive Vice President, Procurement and Industrial Markets of AIPC,
     and such other officers and/or employees of each party as the parties deem appropriate, shall meet quarterly during the term of this Agreement to discuss purchase volumes, AIPC's requirements, and any other matter deemed by the parties relevant to the performance of the parties' obligations under this Agreement. The quarterly meetings shall be held on such date and at such time and such place or by conference telephone as may be mutually agreed by the parties. Notwithstanding the foregoing, either the Executive
     Vice President of Bay State or the Executive Vice President, Procurement
     and Industrial Markets of AIPC may call a meeting of the parties at any time to discuss specific business matters that may arise from time to time.

          (c) Year-End Meeting. The Executive Vice President of Bay State and
     the Executive Vice President, Procurement and Industrial Markets of AIPC,
     and such other officers and/or employees of each party as such party may deem appropriate, shall meet prior to the end of the Start-Up Period and each Fiscal Year to discuss annual requirements forecasts and the pricing of the Flours for the coming Fiscal Year, including fixing the milling conversion for the next Fiscal Year, and any other matter deemed by the parties to be relevant to the parties' performance of their obligations under this Agreement and appropriate for discussion at such meeting. The annual meeting shall be held on such date and at such time and place as may be mutually agreed by the parties; provided, however, that the annual meeting shall be held during the month of September of each year.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES of AIPC

     AIPC hereby represents and warrants to Bay State that:

     Section 4.1. Corporate Existence and Power. AIPC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business at the Pasta Plant as now contemplated, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations (a
"Material Adverse Effect") on AIPC.

     Section 4.2. Corporate Authorization

          (a) AIPC has full authority and corporate power to enter into this
     Agreement and to execute and deliver this Agreement and to perform its obligations under this Agreement, the transactions contemplated hereby and thereby.

          (b) The execution, delivery and performance by AIPC of this Agreement have been duly authorized by all necessary action of AIPC and no other action on the part of AIPC is required in connection therewith.

          (c) This Agreement constitutes a valid and binding obligation of AIPC enforceable in accordance with its terms.

     Section 4.3. Governmental Authorization. The execution, delivery and performance by AIPC of this Agreement and the consummation by AIPC of this
Agreement and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on
AIPC or materially to impair the ability of AIPC to consummate this Agreement and the transactions contemplated hereby.

     Section 4.4. SEC Filings. AIPC has delivered to Bay State (i) its annual report on Form 10-K for the year ended September 30, 2001 and (ii) its quarterly report on Form 10-Q for the quarter ended December 28, 2001.

     Section 4.5. No Undisclosed Liabilities.

          (a) There are no liabilities or obligations of AIPC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would materially impair AIPC's ability to perform its obligations under this Agreement, and there is no known existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than liabilities or obligations disclosed and provided for in the balance sheet of the Company as of December 28, 2001 and the footnotes thereto (the "AIPC Balance
     Sheet") or in the notes thereto, a copy of which has been delivered to Bay
     State.

          (b) There have not been any liabilities or obligations of AIPC incurred in the ordinary course of business consistent with past practices since the date of the AIPC Balance Sheet that could reasonably be expected to, individually or in the aggregate, materially impair AIPC's ability to perform its obligations under this Agreement.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BAY STATE

     Bay State hereby represents and warrants to AIPC that:

     Section 5.1. Corporate Existence and Power. Bay State is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business at the Mill as now contemplated, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Bay State.

     Section 5.2. Corporate Authorization

          (a) Bay State has full authority and corporate power to enter into this Agreement and to execute and deliver this Agreement and to perform its obligations under this Agreement, the transactions contemplated hereby and thereby.

          (b) The execution, delivery and performance by Bay State of this
     Agreement have been duly authorized by all necessary action of Bay State and no other action on the part of Bay State is required in connection therewith.

          (c) This Agreement constitutes a valid and binding obligation of Bay
     State enforceable in accordance with its terms.

     Section 5.3. Governmental Authorization. The execution, delivery and performance by Bay State of this Agreement and the consummation by Bay State of this Agreement, and the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Bay State or materially to impair the ability of Bay State to consummate this Agreement and the transactions contemplated hereby.

     Section 5.4. No Undisclosed Liabilities.

          (a) There are no liabilities or obligations of Bay State of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would materially impair Bay State's ability to perform its obligations under this Agreement and there is no known existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than liabilities or obligations disclosed and

     provided for in the unaudited balance sheet of the Company as of March 31,
     2002 (the "Bay State Balance Sheet"), a copy of which has been delivered to
     AIPC.

          (b) There have not been any liabilities or obligations of Bay State incurred in the ordinary course of business consistent with past practices since the date of the Bay State Balance Sheet that could reasonably be expected to, individually or in the aggregate, materially impair Bay
     State's ability to perform its obligations under this Agreement.

     Section 5.5. Expansion Space. The Mill site includes sufficient space to allow Bay State to make such improvements to the Mill as are necessary to (i)
expand the Mill to increase its production capacity to up to [*] pounds of Flour annually and (ii) to build a grain elevator and truck pit with a capacity of not less than [*] bushels.

                                   ARTICLE VI
                         PASTA PLANT AND MILL EXPANSION

     Section 6.1. Pasta Plant Production Expansion. The parties acknowledge and agree that AIPC may increase its flour requirements at the Pasta Plant during the term of this Agreement and, provided that all conditions precedent set forth in Section 6.2 and covenants of AIPC under this Agreement are satisfied, Bay
State agrees to increase its production capacity at the Mill in order to meet
AIPC's flour requirements at the Pasta Plant in accordance with the provisions of Section 6.2. AIPC anticipates an expansion of the production at the Pasta
Plant during the Initial Term (as defined in Section 10.1) that may result in an increase in AIPC's flour requirements at the Pasta Plant to [*] pounds of flour annually. The parties acknowledge and agree that the production at the Pasta
Plant may be further expanded such that AIPC's requirements during the term of this Agreement may exceed [*] pounds of flour annually.

     Section 6.2. Mill Improvements

          (a) In the event that AIPC increases its flour requirements at the
     Pasta Plant as provided in Section 6.1, Bay State shall make, upon the consent of AIPC as to placement and land use, which consent shall not be unreasonably withheld or delayed, all improvements to the Mill that Bay
     State deems necessary to continue to meet AIPC's flour requirements at the
     Pasta Plant pursuant to the terms of this Agreement; provided, however, that:

               (i) at such time as AIPC has increased the production
          capabilities of the Pasta Plant such that its product requirements are equal to or in excess of [*] pounds annually, and Bay State has completed all necessary improvements to the Mill to accommodate AIPC's increased demand for Flours, AIPC shall purchase at least [*] pounds of Flours annually from Bay State pursuant to this Agreement;

               (ii) if AIPC anticipates that its annual requirements for Flours will increase above [*] pounds annually, then AIPC shall provide Bay
          State with written notice of its additional flour requirements at least twelve (12) months prior to such increased need in order to allow Bay State sufficient time to complete any necessary milling expansion; and

                                       10

               (iii) if AIPC anticipates that its annual requirements for Flours will increase above [*] pounds annually, then Bay State shall not be obligated to make additional improvements to the Mill pursuant to the terms of this Section 6.2; rather, the parties shall discuss and agree the terms of such expansion of production capacity at the Pasta Plant and any improvements to be made to the Mill in connection with such expansion.

          (b) If AIPC has not responded to a Bay State proposal relating to improvements to the Mill delivered to AIPC in accordance with subsection
     (a) above on or prior to the day which is ten (10) business days following receipt by AIPC of such proposal, AIPC shall be deemed to have consented to such proposal.

          (c) In connection with any improvements made to the Mill in accordance with this Section 6.2, the Initial Term shall be adjusted as provided in the proviso of the first sentence of Section 10.1.

          (d) If Bay State is not able to complete improvements being made to the Mill in accordance with the provisions of subsection (a) above in time to satisfy AIPC's additional flour requirements, Bay State shall, provided that AIPC has complied with the requirements of this Section 6.2, arrange for the supply of additional Flours sufficient to meet AIPC's flour requirements at the Pasta Plant, at Bay State's expense, until such time as
     Bay State is capable of satisfying AIPC's flour requirements at the Pasta
     Plant directly from the Mill.

          (e) In the event that (i) Bay State completes any milling expansion that includes building and equipping one or more additional durum milling units and requiring the investment of an amount in excess of [*], and (ii)
     AIPC's annual flour requirement at the Pasta Plant subsequently falls below
     [*] of the then combined durum milling units' aggregate capacity, the milling conversion set forth in Section 2.1(c) shall be increased by [*].
     This adjustment of the milling conversion will remain in full force and effect until such time as AIPC's annual flour requirement exceeds [*] of the combined milling units' capacity for a period of three consecutive months after which the milling conversion shall return to the price fixed in accordance with the provisions of Section 2.1(c); provided, however, that if AIPC's annual flour requirement remains below [*] of the combined durum milling units' capacity during any consecutive two years following completion of the milling expansions described in this subsection (e), then the milling conversion will be increased by an additional [*], for a total increase of [*] (the "Conversion Increase"), and the Conversion Increase
     shall remain in effect until such time as AIPC's annual flour requirement at the Pasta Plant increases to at least the minimum monthly purchase volume necessary to satisfy the annual requirement of [*] of the combined durum milling units' capacity level for a period of three consecutive months.

                                       11

                                  ARTICLE VII
                                  INVENTORY

     Section 7.1. Wheat Purchasing.

          (a) AIPC will purchase, in accordance with the procedures set forth in
     Schedule F, all durum wheat for use in the production of Flour at the Mill for sale to AIPC. AIPC will execute, subject to Bay State's consent, which consent shall not be unreasonably withheld, wheat purchase contracts (each a "Wheat Purchase Contract") with individual wheat vendors. Each Wheat
     Purchase Contract will contain all the usual and customary terms and conditions for wheat purchases of this type, as set forth in Schedule F, including quantities, delivery methods and dates, pricing and discount or premium factors, and payment terms. AIPC will also notify the contracting vendor that AIPC's performance obligations under the Wheat Purchase
     Contract are to be assigned to Bay State. AIPC shall execute an assignment notice, in substantially the form set forth as Exhibit A, and AIPC shall provide a copy of the assignment notice to the vendor. Each assigned Wheat
     Purchase Contract will be forwarded to Bay State and Bay State will confirm the order directly with the vendor and such confirmation shall be deemed to be Bay State's acceptance of the assignment of AIPC's performance obligations under such Wheat Purchase Contract. Bay State shall deliver to
     AIPC a statement setting forth the actual grades of , and net prices (after discounts and premiums, if any) paid for, the wheat received by Bay State under each assigned Wheat Purchase Contract.

          (b) Upon its acceptance of the assignment of any Wheat Purchase
     Contract, Bay State will (i) take all actions to administer and secure performance of each purchase, by arranging delivery, verifying receipts and product specifications, inventorying and arranging for production, and effecting payment directly to the vendor based upon the terms and conditions in the Wheat Purchase Contract and (ii) issue a Flour sales contract to AIPC for the respective quantities and delivery periods of the
     Flours to be sold to AIPC at the selling prices calculated in accordance with the terms of this Agreement. All Purchase Requisitions shall be issued against, and reference, the relevant Flour sales contract.

          (c) The parties hereby acknowledge that the more detailed purchasing procedures set forth in Schedule F are intended to facilitate efficient communication and cooperation in the purchase of wheat pursuant to this
     Section 7.1, as well as the efficient production of the Flour pursuant to this Agreement.

     Section 7.2. Wheat Inventory. Bay State shall maintain, at no additional cost to AIPC, an inventory of [*] of durum wheat at the Mill for the exclusive use by AIPC. All durum wheat maintained for the exclusive use of AIPC shall be segregated from the remainder of Bay State's wheat inventory and shall not be stored in the grain elevators currently used to store Bay State's wheat inventory. Bay State shall charge AIPC, and AIPC shall pay, the storage and interest costs, at prevailing market rates, for any wheat inventory stored at the Mill for the use of AIPC in excess of such [*]. The parties acknowledge that, as of the date hereof, the market rate in the State of Arizona for storage of wheat is [*] and this rate shall be the rate in effect through September 30,
2004 for all wheat inventory stored at the Mill for use by AIPC. Bay State shall construct a separate grain elevator (the "New Elevator") and truck pit with a capacity of at least [*] for AIPC's use. Construction of the New Elevator shall be completed on or prior to

                                       12

November 1, 2002; provided, that all conditions precedent and covenants of AIPC set forth in this Agreement have been satisfied at the time construction commences. The New Elevator shall be connected to the Mill. The cost incurred by
Bay State to construct the New Elevator shall be treated as a capital investment in the Mill and shall be included in the calculation of the purchase price of the Mill in accordance with the formula set forth on Schedule D.

     Section 7.3. Off-Site Storage. In the event that parties deem it necessary to store wheat committed to or owned by AIPC, in excess of the storage capacity of the New Elevator, in a third party storage facility, all costs of such third party storage, including financing costs, storage fees, loading in and loading out fees and additional freight costs, shall be paid by AIPC, unless such costs are included in the respective Wheat Purchase Contract.

                                  ARTICLE VIII
                 RIGHT OF FIRST REFUSAL AND SALE OF PASTA PLANT

     Section 8.1. AIPC Right of First Refusal. AIPC shall have the option (the "AIPC Option") to purchase the Mill, at a purchase price determined in accordance with the formula set forth on Schedule D. The land and capital improvements comprising the Mill are described in Schedule D. The AIPC option shall be exercised pursuant to and in accordance with the following provisions:

          (a) AIPC shall have the right upon the occurrence of a Material
     Default (as defined in Section 10.2(a)) by Bay State and subject to Bay
     State's right to cure such Material Default or to make provision to comply with the requirements of the applicable covenant pursuant to the provisions of Section 10.3 (each, an "Option Event"), to either (i) terminate this
     Agreement pursuant to the provisions of Section 10.3 or (ii) exercise the
     AIPC Option.

          (b) Bay State shall promptly notify AIPC of the occurrence of an
     Option Event and otherwise comply with the provisions of this Section 8.1
     (such notice, the "Option Notice"). In addition, AIPC may notify Bay State of the occurrence of an Option Event, and such notice will likewise be deemed an Option Notice. Subject to Section 8.1(c) below, the Option Notice shall constitute an irrevocable offer to sell the Mill to AIPC.

          (c) On or prior to the date which is thirty (30) days after AIPC's or
     Bay State's receipt of the Option Notice (the "Option Period"), AIPC may elect to accept the offer to purchase the Mill and shall give written notice of such election (the "AIPC Acceptance Notice") to Bay State. The
     Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Mill.

     Section 8.2. Sale of the Mill. In the event that Bay State enters into an agreement to sell the Mill to a third party, as a condition to the sale of the
Mill to a third party, the purchaser shall be assigned and shall assume, expressly by written instrument, the obligations of Bay State under this
Agreement or, alternatively, shall execute a written flour supply agreement with
AIPC on terms and conditions substantially similar to those set forth in this
Agreement and having a minimum term equivalent to the then remaining term of this Agreement.

                                       13

     Section 8.3. Sale of the Pasta Plant. In the event that AIPC enters into an agreement to sell the Pasta Plant to a third party, the purchaser of the Pasta
Plant shall, as a condition to the sale of the Pasta Plant, be assigned and shall assume, expressly by written instrument, the obligations of AIPC under this Agreement or, alternatively, execute a written flour supply agreement with
Bay State on terms and conditions substantially similar to those set forth in this Agreement and having a minimum term equivalent to the then remaining term of this Agreement.

                                   ARTICLE IX
                                  COVENANTS

     Section 9.1. Confidentiality. Each party hereby agrees to hold, and use its best efforts to cause its respective officers, directors, employees, consultants, agents and representatives (collectively, "Representatives") to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information, whether written or oral, including, without limitation, financial statements, concerning the business and business process of the other party furnished, whether before or after the date of this Agreement, to such receiving party in connection with this Agreement and the consummation of the transactions contemplated hereby, except to the extent that such information can be shown by such receiving party to have been (i) at the time of disclosure or thereafter, generally available to or known by the public other than as a result of a disclosure by the such receiving party or any of its Representatives; (ii)
available to such receiving party on a nonconfidential basis from a source other than the disclosing party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the disclosing party; or (iii) later lawfully acquired by such receiving party from sources other than the disclosing party;
provided, that the receiving party may disclose such information to its
Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby so long as such Representatives are informed by the receiving party of the confidential nature of such information and are directed by the receiving party to treat such information confidentially.
Notwithstanding the foregoing, the receiving party may disclose such confidential information of the disclosing party to (i) a lender in connection with a financing transaction undertaken by the receiving party; or (ii) a prospective buyer of either Bay State's or AIPC's interests in connection with the Mill, the Pasta Plant or this Agreement; provided, that such lender or prospective buyer agrees in writing, prior to the disclosure of such confidential information, to keep such information confidential. The obligation of the receiving party to hold any such information in confidence shall be satisfied if such party exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.
If this Agreement is terminated, the receiving party will, and will use its best efforts to cause its Representatives to, deliver to the disclosing party, upon request, all documents and other materials, and all copies thereof, obtained by the receiving party or on its behalf from the disclosing party in connection with this Agreement and the consummation of the transactions contemplated hereby that are subject to such confidence.

     Section 9.2. Inspections. Each party and its representatives or invitees shall be permitted reasonable access, upon written notice to the other party, to the Mill or the Pasta Plant,

                                       14

as applicable, for marketing purposes and for the purpose of observing all aspects of the other party's operations, including manufacturing techniques, quality control, sanitation procedures and testing procedures. Each party shall maintain and make available to the other party's representatives all relevant testing and equipment records. AIPC's representatives shall also be permitted upon request to Bay State to inspect the Flours after manufacture and prior to delivery to AIPC; provided, that such inspections shall in no way delay or in any manner interfere with Bay State's production or delivery schedules.

     Section 9.3. Insurance and Indemnification.

          (a) During the term of this Agreement, Bay State shall maintain liability insurance of at least $10,000,000, with a deductible not to exceed $500,000. AIPC shall maintain liability insurance of at least
     $10,000,000 with a deductible not to exceed $500,000. The insurance policies obtained by each party pursuant to the previous two sentences shall provide for coverages reasonably required, prudent and/or customary in the industry for each party's respective business. Bay State and AIPC shall also carry contingent business interruption coverage providing for a minimum of 12 months of coverage. On the date hereof, Bay State and AIPC shall furnish each other with certificates of insurance evidencing such coverages. The insurance policies obtained by each party pursuant to the terms of this Section 9.4 shall provide that such policy shall not be cancelled, reduced in amount or otherwise materially altered or amended without at least thirty (30) day prior written notice to Bay State and
     AIPC.

          (b) Each party hereto (the "Indemnitor") shall indemnify and hold harmless the other party (the "Indemnitee") from and against any and all actions, suits, claims, proceedings and any judgments, losses, damages, fines, costs and expenses, including reasonable attorneys' fees, resulting therefrom that may be brought or commenced by any person or entity against the Indemnitee for the recovery of damages for the injury, illness or death of any person or damage to any property to the extent that such damages arise out of (i) the delivery, sale, resale, labeling, use or consumption of any food incorporating the Flour delivered to AIPC or (ii) any actual breach of the Agreement by the Indemnitor.

     Section 9.4. General Cooperation

          (a) At the year-end meetings held pursuant to Section 3.6(c) Bay State and AIPC shall discuss and implement procedures or agreements to the extent commercially and financially reasonable for both parties, with respect to the following: (i) opportunities for business referrals from Bay State to
     AIPC for the purchase of AIPC products; (ii) short term and long term goals of AIPC and Bay State with respect to the Mill and the Pasta Plant and how the goals impact both parties' businesses; (iii) coordinating durum grain procurement processes, transportation and shipment of raw materials and finished products, cost improvement and optimization of resources for both parties; and (iv) sharing resources including without limitation, grain market analyses. In addition, Bay State and AIPC agree to evaluate new processes and technologies, as they become available, that may lead to improvements in Mill operations and reductions in operating costs and overhead. In the event AIPC desires Bay State to implement new procedures or technology ("Improvements") to improve the quality or reduce the cost of
     Flour to AIPC, the parties agree to negotiate in good faith to amend this
     Agreement to share equitably the costs and resulting benefits of the
     Improvements. If Bay State refuses to

                                       15

     permit AIPC to implement the Improvements at AIPC's cost, AIPC may terminate this Agreement upon ninety (90) days prior written notice to Bay
     State.

          (b) During an expansion, if any, the parties shall meet at least quarterly to discuss the status and progress for completion of the expansion, estimated completion dates and AIPC's Flour needs upon the completion of the expansion.

          (c) AIPC and Bay State also agree to coordinate and cooperate with respect to maintenance and fumigation of the Mill and the Pasta Plant so as to protect the health and safety of persons at both facilities and minimize interference with each other's operations.

     Section 9.5. Other Opportunities. Bay State will not enter into an agreement with, solicit, initiate or encourage any other pasta company or other third party (an "AIPC Competitor") to construct a pasta production facility adjacent to or in the vicinity of another Bay State facility until Bay State has first given AIPC the opportunity to match the competitor's offer to Bay State.
AIPC shall have a period of thirty (30) days from receipt of written notice of the competitor's offer to sign a letter of intent with Bay State to match such offer. The parties shall negotiate the terms of the letter of intent in good faith. If the parties are unable to reach agreement on the terms of the letter of intent within such thirty (30) day period, Bay State shall have the right to enter into an agreement with the AIPC Competitor on terms substantially similar to such offer.

     Section 9.6. Marketing Payment. In recognition of the benefit to Bay State of the immediate Flour demand associated with access to pasta customers available due to AIPC's strong market position and the start-up costs and efforts of AIPC expended in purchasing and reopening the Borden facility, Bay
State hereby agrees to make a one-time payment to AIPC of [*] on the date hereof
(the "Marketing Fee"). The Marketing Fee shall be paid to AIPC in cash by wire transfer of immediately available funds in accordance with the wire instructions set forth in Schedule C hereto.

     Section 9.7. Noncompetition

          (a) AIPC agrees that during the term of this Agreement, neither it nor its affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with Bay State's baking flour milling business or its durum wheat milling business, in either case, within the State of Arizona; provided, that nothing herein shall prohibit the purchase by AIPC of baking flours, if necessary, from a supplier other than Bay State.

          (b) Bay State agrees that during the term of this Agreement, neither it nor its affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders in any corporation or joint stock association, in any business that competes with AIPC's pasta production business (the "AIPC Competitive
     Business") within the State of Arizona; provided, that nothing herein shall prohibit Bay State from selling flour produced at the Mill to a third party engaged in the AIPC Competitive Business in accordance with the terms of
     Section 1.4.

                                       16

          (c) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this
     Section 9.8 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

     Section 9.8. Financial Statements. All financial statements delivered by any party pursuant to this Agreement shall be prepared in conformity with generally accepted accounting principles.

                                   ARTICLE X
                              TERM AND TERMINATION

Section 10.1. Term. The initial term of this Agreement shall commence on the date hereof and shall continue until and including September 30, 2012 (the
"Initial Term") and, thereafter, this Agreement shall automatically renew for additional five-year terms unless either of the parties shall have delivered written notice of termination to the other party not less than two (2) years prior to the expiration of any term; provided, however, that in the event the production capacity of the Mill is expanded in accordance with the provisions of
Section 6.2, a new Initial Term of 10 years shall commence on the date on which
Bay State commences capital improvements at the Mill that would require Bay
State to invest, in the aggregate, at least $2.5 million in (a) new capital equipment to increase the Mill's production capacity in accordance with the provisions of Section 6.2 or (b) Improvements in accordance with Section 9.4.

     Section 10.2. Material Default.

          (a) The following shall be deemed a "Material Default" on Bay State's part:

               (i) The entry by a court having jurisdiction in the premises of a decree or order for relief in respect of Bay State in an involuntary case under any bankruptcy laws and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days, or the commencement by Bay State of a voluntary proceeding under any bankruptcy laws;

               (ii) An assignment of this Agreement by Bay State in violation of
          Section 11.5;

               (iii) Bay State's failure to make improvements to the Mill in accordance with the provisions of Section 6.2;

               (iv) Bay State's failure to observe and perform the covenants set forth in Sections 3.1, 3.2 and 3.3 such that the obligations of these
          Sections have not been satisfied for a period of not less than thirty
          (30) days; or

                                       17

               (v) Bay State's failure to observe and perform the covenant set forth in Section 3.4 such that the obligation of this Section has not been satisfied for a period of not less than sixty (60) days.

          (b) The following shall be deemed a "Material Default" on AIPC's part:

               (i) AIPC's failure to pay Bay State's invoices in accordance with the provisions of Section 2.2;

               (ii) AIPC's failure to purchase eighty percent (80%) of its flour requirements at the Pasta Plant from Bay State as set forth in Section
          1.2;

               (iii) The entry by a court having jurisdiction in the premises of a decree or order for relief in respect of AIPC in an involuntary case under any bankruptcy laws and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days, or the commencement by AIPC of a voluntary proceeding under any bankruptcy laws; or

               (iv) An assignment of this Agreement by AIPC in violation of
          Section 11.4.

               Upon the occurrence of any Material Default, the nondefaulting party shall provide a notice (a "Material Default Notice") to the defaulting party describing in reasonable detail the Material Default.

     Section 10.3. Termination. This Agreement may be terminated at any time:

          (a) by mutual written agreement of Bay State and AIPC;

          (b) in the event of a Material Default by either party, the other party may terminate this Agreement upon written notice, and such termination shall be effective, upon delivery of notice in the case of a
     Material Default specified in Sections 10.2(a)(i) and (ii) and Sections
     10(b)(iii) and (iv). The defaulting party shall have (i) in the case of a
     Material Default specified in Section 10.2(a)(iii) or Section 10.2(b)(ii), ninety (90) days from receipt of such notice to cure such Material Default or to make provision to comply with such requirements; (ii) in the case of a Material Default specified in Section 10.2(a)(iv) and (v), forty-five
     (45) business days from receipt of such notice to cure such default or make provision to comply with such covenant; and (iii) in the case of a Material
     Default specified in Section 10.2(b)(i), ten (10) days to cure such
     Material Default;

          (c) in the event of Indemnitor's failure to perform the covenant set forth in Section 9.3(b) within ninety (90) days following the date on which the Indemnitor's liability and obligation pursuant to Section 9.3(b) has been determined by final adjudication, the Indemnitee may terminate this
     Agreement upon written notice; or

          (d) by AIPC in accordance with the provisions of Section 9.4.

                                       18

          The party desiring to terminate this Agreement pursuant to this
     Section 10.3 (other than pursuant to Section 10.3(a)) shall give written notice of such termination to the other party.

     Section 10.4. Effect of Termination. If this Agreement is terminated pursuant to Section 9.4 or 10.3 , this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i)
failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.
The provisions of Sections 9.1, 11.5 and 11.6 shall survive any termination hereof pursuant to Section 9.4 or 10.3.

     Section 10.5. Interparty Communication. If either party experiences or anticipates any difficulty or difference of opinion in respect of any aspect of this Agreement, it shall inform the other party of that fact with information relevant to the same, and the parties shall communicate with each other with a view to resolving the matter amicably and fairly. If any difficulty or difference of opinion is not resolved in this fashion, either party may, by written notice to the other, convene a meeting of the most senior operational executives of the parties, and said executives shall meet as soon as practicable following such notice and, in any event not later than ten (10) business days following said notice. At least five (5) business days prior to such meeting, the parties shall exchange with each other, in writing, their view of the matter and considerations and facts relevant thereto to facilitate a meaningful discussion by the senior executives. All communications addressed by the parties to the other party and related to the purposes of this Agreement shall be directed to that parties' addresses as set forth in Section 11.1.

                                   ARTICLE XI
                                  MISCELLANEOUS

     Section 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission)
and shall be given,

         if to AIPC, to:

         American Italian Pasta Company
         4100 N. Mulberry Drive, Suite 200
         Kansas City, MO  64116
         Attention:  Executive Vice President, Procurement and Industrial Markets
         Fax:  (816) 584-5100

                                       19

         with a copy to:

         Blackwell Sanders Peper Martin
         Two Pershing Square
         2300 Main Street
         Suite 1000
         Kansas City, MO  64108
         Attention:  James M. Ash, Esq.
         Fax:  (816) 983-8080

         if to Bay State, to:

         Bay State Milling Company
         100 Congress Street
         Quincy, MA  02169
         Attention:  Executive Vice President
         Fax:  (617) 472-7010

         with a copy to:

         Goodwin Procter LLP
         Exchange Place
         Boston, MA  02109
         Attention:  Stuart M. Cable, P.C.
         Fax:  (617) 523-1231

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. local time, and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 11.2. Force Majeure. If either party is unable to perform any obligation under this Agreement by reason of any of the following events (each, a "Force Majeure Event"): (i) fire, explosion, natural disaster or act of God;
(ii) epidemic; any nuclear, biological, chemical or similar attack; any other public or safety emergency; any act of terrorism; and any action reasonably taken in response to the foregoing; (iii) strike or other labor dispute or action; (iv) any act of war or of a public enemy, or riot or civil insurrection;
any sabotage, whether industrial or governmental; (v) any disruption in transportation, communications, electric power or other utilities, or other vital infrastructure; or any means of disrupting or damaging internet or other computer networks or facilities; (vi) any action taken in response to any of the foregoing events by any civil or military authority; or (vii) any other cause beyond the control of the party affected, then the party so affected shall, upon giving written notice to the other party, be excused from such performance to the limited extent of such inability to perform, provided that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of such inability, and shall resume performance under this Agreement with all reasonable dispatch

                                       20

whenever such causes are removed. Until such time as the affected party resumes performance in accordance with the provisions of this Section 11.2, the party entitled to the benefit of performance by such affected party may secure performance of such affected party's obligations from third parties. Each party shall use commercially reasonable efforts to obtain insurance for the benefit of the other party related to these Force Majeure Events.

     Section 11.3. Amendments; No Waivers

          (a) Any provision of this Agreement may be amended or waived, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, whether by operation of law, or by merger, consolidation, sale of assets, change of control or otherwise, without the prior written consent of each other party hereto.

     Section 11.5. Governing Law. This Agreement and all disputes, actions or proceedings arising out of or relating to the breach, termination negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement, the transactions contemplated hereby, any agreement, instrument or document executed and delivered in connection with such transactions or the breach, termination, negotiation, or validity hereof shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regard to its conflict of laws provisions. Each of the parties hereto hereby irrevocably and unconditionally consents to (i) the jurisdiction of the Center for Public Resources to resolve any such dispute, action or proceeding (except with respect to any equitable remedy to which a party is entitled), (ii) the State of Arizona as the site of the arbitration proceedings, and (iii) the jurisdiction of the courts of the State of Arizona and the United States District Court for the District of Arizona in Phoenix,
Arizona for the purpose of enforcing the arbitration provisions of Section 11.6 and pursuing any injunctive relief. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such dispute, action or proceeding before the Center for Public Resources based on a lack of personal jurisdiction or the laying of venue. Each of the parties hereto further agrees that service of process, summons, notice or document by U.S. registered mail to such party's address set forth in Section
11.1 hereof shall be effective service of process for any such dispute, action or proceeding brought against such party in any such court.

                                       21

     Section 11.6. Arbitration; Jurisdiction. Any dispute arising out of or relating to this Agreement or the breach, termination negotiation, or validity hereof and/or the rights or obligations of the parties arising out of or relating to this Agreement, the transactions contemplated hereby, any agreement, instrument or document executed and delivered in connection with such transactions or the breach, termination, negotiation, or validity hereof (a
"Claim") shall be finally settled by binding arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered
Arbitration of Business Disputes (the "CPR Rules") and such decision shall not be subject to judicial review. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel, which advisor shall be a retired judge or justice with substantial experience in resolving complex business disputes. The arbitration shall be governed by the United States Arbitration
Act, 9 U.S.C. ss.ss.1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

     Such proceedings shall be administered by one neutral advisor in accordance with the CPR Rules as he/she deems appropriate; provided, however, such neutral advisor shall render his or her opinion not more than ten (10) days following any hearing.

     The decision of the neutral adviser shall be in written form. The neutral adviser shall not have power or authority to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive or consequential damages or other similar damages, and each party hereby irrevocably waives any claim to damages other than actual damages.

     Notwithstanding anything to the contrary contained herein, the provisions of this Section 11.6 shall not apply with respect to any matter or dispute as to which a party seeks injunctive relief.

     Section 11.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

     Section 11.8. Entire Agreement. This Agreement supersedes all prior communications, representations, agreements and understandings, whether oral and written, between the parties with respect to the subject matter of this
Agreement, including, without limitation, that certain letter agreement dated
March 28, 2002 (the "Letter Agreement") and any printed terms and conditions which may appear on AIPC's purchase orders to the extent such terms are different from or inconsistent herewith, and constitutes the entire agreement between the parties with respect to the subject matter covered herein.
Notwithstanding the foregoing, the terms of the agreement between the parties as set forth in Section 9 of the Letter Agreement with respect to access to, and egress from, the Pasta Plant property by means of Bay State's entrance road from
99th Avenue shall be set forth in and governed by the Roadway Access Easement,
Maintenance and Cost Sharing Agreement dated of even date herewith by and between the parties.

                                       22

     Section 11.9. Relationship of Parties. Neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations.
Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

     Section 11.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof

     Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                                  [END OF TEXT]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

                                         AMERICAN ITALIAN PASTA COMPANY

                                         By:      /s/ David Potter
                                             ----------------------------------------
                                         Name:    David Potter
                                         Title:   Executive Vice President
                                                  Procurement and Industrial Markets

                                         BAY STATE MILLING COMPANY

                                         By:      /s/ John Hillman
                                             ----------------------------------------
                                         Name:    John Hillman
                                         Title:   Executive Vice President

                                    EXHIBIT A

                               Form of Assignment

                         American Italian Pasta Company
                             4100 N. Mulberry Drive
                                    Suite 200
                              Kansas City, MO 64116

To:      ____________________________

         ____________________________

         ____________________________

Kindly note that American Italian Pasta Company Purchase Order No.
________________ dated ______________________ for _________________________
_______________________________________ durum grain has been assigned to Bay
State Milling Company, 707 Grain Exchange Building, P.O. Box 15184, Minneapolis,
MN 55415.

Bay State Milling Company has, effective with the date of this Assignment, assumed the responsibilities of the Purchaser with respect to performance of its obligations under the Purchase Order, and will confirm this assignment directly with you.

If you have any questions, relative to the Purchase Order or this Assignment, please contact Bay State at (612) 332-0555.

                         American Italian Pasta Company

                         Signed by:        ___________________________

                         Name:             ___________________________

                         Title:            ___________________________

                         Date:             ___________________________

                                   SCHEDULE A

               (This Schedule A may be amended from time to time)

                                     Flours

1.       Semolina (fine grind) [specifications attached].

2.       A blend of 60% semolina and 40% durum 1st Clear flour.

3.       Durum flour 1st Clear [specifications attached].

4.       Other Durum flours and flour blends, the specifications for which are to be agreed from time to time.

5.       AIPC agrees to use its commercially reasonable efforts to "balance the mill" by purchasing the naturally occurring yields of semolina and durum flour 1st Clear products, whether separately or as blended products.

                     SCHEDULE A - RAW MATERIAL SPECIFICATION

---------------------------------------------------------------------------------------

 Specification Number:  RM.101                              Revision No.:  C
    AIPC Product Name:  Semolina                           Revision Date:  03/09/1999
                        (Blue Blend, Fine Grind)      Nature of Revision:  Description

                                                              Supersedes:  B, 3/4/99
Approval:                Kevin Doehring
(AIPC QA Director)                                       Revision Author:  Reecie Hale
---------------------------------------------------------------------------------------

Description: Made by grinding AIPC Coarse Grind Semolina (Raw Material No. 100 made of ground 100% US Hard Amber Durum Wheat and/or Canadian Western Amber
    Durum Wheat, enriched according to Title 21 CFR Part 139 (for macaroni and noodle products).

Ingredient Statement:  Enriched Durum Wheat Semolina [Durum Wheat, Niacin, Ferrous Sulfate (Iron), Thiamine
    Mononitrate, Riboflavin, Folic Acid].

[*]

KOSHER STATUS

Manufactured in accordance with and certified by the Orthodox Union, New York,
NY.

REGULATORY REQUIREMENTS

This product shall be prepared, processed, packaged and held under prudent sanitary conditions, being free of extraneous and deleterious material in accordance with good commercial food manufacturing practices and the Defect
Action Levels (DAL) established by the FDA for macaroni products, Title 21 CFR
Part 110.

Pesticide residues in this product shall meet the current requirements of the
Code of Federal Regulations found in Title 21, Articles 139.110 and 139.115.

All articles of food comprising each package, shipment, delivery, or consignment made to the customer will be in compliance with the Federal Food, Drug and
Cosmetic Act of 1938 as amended and all applicable regulations thereunder.

HANDLING AND STORAGE RECOMMENDATIONS

Recommended shelf life - 60 days maximum.
Product should be shipped and stored at temperatures between 32 to 90 degrees F to ensure shelf life.

REMARKS/SPECIAL INSTRUCTIONS

Products and ingredients shall be obtained from approved food plant suppliers only. No shipments are to be furnished from co-packers or other non-approved locations without first informing the customer in writing. COA required on all shipments/transfers.

                           RAW MATERIAL SPECIFICATION

---------------------------------------------------------------------------------------------

Specification Number:  RM.107                     Revision No.:  C
   AIPC Product Name:  Durum Flour               Revision Date:  08/20/2001
                       1st Clear            Nature of Revision:  Mill processing modification

                                                    Supersedes:  B, 3/4/99

Approval:              Kevin Doehring
(AIPC QA Director)                             Revision Author:  Reecie Hale
---------------------------------------------------------------------------------------------

Description: Made by grinding 100% US Hard Amber Durum Wheat and/or Canadian
    Western Amber Durum Wheat, enriched according to Title 21 CFR Part 139 (for macaroni and noodle products).

Ingredient Statement:  Enriched Durum Wheat Flour [Durum Wheat Flour, Niacin, Ferrous Sulfate (Iron),
    Thiamine Mononitrate, Riboflavin, Folic Acid].

[*]

KOSHER STATUS

Manufactured in accordance with and certified by the Orthodox Union, New York,
NY.

REGULATORY REQUIREMENTS

This product shall be prepared, processed, packaged and held under prudent sanitary conditions, being free of extraneous and deleterious material in accordance with good commercial food manufacturing practices and the Defect
Action Levels (DAL) established by the FDA for macaroni products, Title 21 CFR
Part 110.

Pesticide residues in this product shall meet the current requirements of the
Code of Federal Regulations found in Title 21, Articles 139.110 and 139.115.

All articles of food comprising each package, shipment, delivery, or consignment made to the customer will be in compliance with the Federal Food, Drug and
Cosmetic Act of 1938 as amended and all applicable regulations thereunder.

HANDLING AND STORAGE RECOMMENDATIONS

Recommended shelf life - 30 days maximum.
Product should be shipped and stored at temperatures between 32 to 90 degrees F to ensure shelf life.

                                   SCHEDULE B

                                Pricing Formulas

A.   The price for semolina is equal to the computation of the following components:

     1.   100 lbs. of 100% U.S. hard amber durum wheat on the basis of the specifications set forth in Schedule E priced delivered to the Mill
          (as-is basis).

     2.   Deduct the grain value of the moisture gains percentage.

     3.   Deduct the sales value of Durum flour 1st Clear.

     4.   Deduct the sales value of Durum flour 2nd Clear.

     5.   Deduct the sales value of Durum reddog by-product.

     6.   Deduct the sales value of middlings by-product.

     The  result is the net wheat grain cost for semolina.

     Invoiced pricing will be in 1-cwt (100 lb.) units and will have the following components added to the wheat grain costs for semolina:

     1.   Applicable enrichments and/or treatments required by the
          specifications for the Flours as set forth on Schedule A.

     2.   Mill operating costs, overhead, and profit (the "milling conversion"
          cost).

Pricing Example

         [*]

If the milling extractions are: 75% semolina, 2% 1st Clear, 3% 2nd Clear, 4%
reddog, and 16% middlings and the semolina is delivered to AIPC via pipeline, then based upon these extractions, together with the above prices and costs, the selling price of semolina would be computed as follows:

         [*]

B.   Durum Flour 1st Clear. If sold separately, durum 1st Clear flour will be sold FOB the Mill at the same price per cwt. as it is credited in the formula pricing structure for semolina. i.e. in this example, for [*]. AIPC will determine the pricing of the 1st Clear flour products based upon market values in effect at the time of sale and such pricing will be used to determine the credit for the 1st Clear by-product in the pricing of the semolina.

C.   Other durum flour, or durum blends not specifically identified here, will be mutually agreed to at the time of sale, and based upon actual costs in effect at the time of sale.

The actual milling extractions and grain moisture gains will be measured and analyzed on a quarterly basis, the results of which will determine the pricing formula to be utilized during the next quarter as provided in Section 2.1(b) and
(d).

                                   SCHEDULE C

                                Wire Instructions

For wire transfers to Bay State:

         [*]

For wire transfers to AIPC:

         [*]

                                   SCHEDULE D

               (This Schedule D may be amended from time to time)

                               Mill Purchase Price

Computation of the purchase price of the Mill shall be as follows:

Current durum mill asset value                                                  $              [*]

Add      Applicable Capital Investments

         --       Flour conveying pipeline.
         --       Durum grain storage and unloading/receiving pit.
         --       Mutually agreed milling expansions.
         --       Other improvement/modification capital investment expenses

Deduct   Accumulated depreciation expense on Applicable Capital Investments

         Net Book Value of Total Assets
                                                                                ------------------

         Future purchase price of the Mill Assets
         (Net Book Value x.85)                                                  $
                                                                                ==================

NOTE:

1.   The land area to be included in the purchase price of the Mill is as depicted in the attached plot plan. However, if AIPC chooses to exercise its option to purchase the Mill in accordance with Section 8.1, the parties will discuss the siting of the elevator and its land area at that time to determine if an alternate siting or arrangement might be more beneficial to both AIPC and Bay State.

2.   The current durum mill asset value will not be subject to depreciation, such that the Net Book Value will not fall below [*].

3.   Depreciation on Applicable Capital Investments will be calculated under the federal rules for grain and grain mill products, which is Section 20.1 of the Class Life Asset Depreciation Range System (CLADR).

4.   Bay State agrees to use its best efforts to maintain the Mill and any improvements in a proficient manner for efficient operations and in accordance with good manufacturing practices, replacing equipment as necessary.

5.   Bay State will make all appropriate and customary representations and warranties with respect to the Mill and the real property pursuant to a customary purchase agreement and such purchase agreement shall contain a legal description of the Mill, including all

     expansions and additions made thereto, and shall require Bay State to obtain a title survey and provide all appropriate warranties of title with respect to the Mill.

6.   In connection with the determination of the Mill purchase price, AIPC shall be entitled to review Bay State's books and records with respect to any capital assets added to the Mill and included in the purchase price calculation set forth in this Schedule D.

                                   SCHEDULE E

                              Wheat Specifications

-----------------------------------------------------------------------------------------

DOC. NUMBER:      1.0122BSM         BAY STATE MILLING COMPANY      MATERIAL:  HARD DURUM
                                                                              WHEAT GRAIN
REVISION DATE:         03/07/02     PRODUCT SPECIFICATIONS                     "DESERT"
REPLACES:              03/06/02
PREPARED BY:              RLM       QUINCY, MA 02169

-----------------------------------------------------------------------------------------

[*]

                                   SCHEDULE F

               (This Schedule F may be amended from time to time)

                           Wheat Purchasing Procedures

o    American Italian Pasta Company (AIPC) will purchase the durum wheat to be used-by Bay State Milling Company (Bay State) for the manufacture of semolina and durum products for use at AIPC's Tolleson, AZ plant. The durum wheat will be purchased in conformance with the commodity specifications for "DESERT DURUM" and contract terms detailed in Figures 1 and 3. ("DESERT
     DURUM" has been trademarked with the U.S. patent office under the ownership of the Arizona Grain Research and Promotion Council and California wheat
     Commission. Only durum wheat produced in the states of Arizona and
     California can use the DESERT DURUM trademark.) If durum wheat purchases do not meet the prescribed commodity specifications and contract terms in
     Figure 1 but the durum is of acceptable quality for milling, AIPC agrees to adjust the pricing formula to account for any difference between actual mill yield and the yield guaranteed in the pricing formula.

o    For purposes of this contract, "acceptable quality for milling" is defined as wheat that meets the commodity specifications for non-DESERT DURUM detailed in Figure 2. Exception(s) to the definition "acceptable quality for milling" will be discussed and any acceptable exception will be confirmed in writing between the two parties. Wheat will be rejected if it does not meet the commodity specifications in Figures 1-3, or is a confirmed exception. BAY STATE will bear no liability for such rejection regardless of the outcome of any official grade or third party testament.
     All BAY STATE decisions concerning grain quality and acceptability are final.

o    BAY STATE will accept assignment of each purchase contract issued by AIPC, however BAY STATE will not accept the assignment of purchase contracts inconsistent with the terms of Figures 1-3 nor will BAY STATE be liable for performance of such contracts without prior agreement. Both AIPC and BAY
     STATE will be responsible for advising seller of the assignment. BAY STATE will not unload grain for the account of AIPC without a contract.

o    AIPC and BAY STATE will work together to insure that wheat purchases are as homogenous as possible and that BAY STATE's elevator does not have to segregate inventories in a manner that limits the overall capacity and operation of the elevator. Furthermore, BAY STATE will endeavor to meet
     AIPC's grain storage requirements, however if BAY STATE elevator capacity is constrained due to segregation requirements or aggregate inventory levels any handling/storage/transportation charges thereby incurred will be borne by AIPC. BAY STATE will not be liable for any grain, and attendant charges, that cannot be unloaded due to storage constraints if AIPC and/or the seller have been notified by BAY STATE.

o    BAY STATE will market all mill by-products. The selling prices for such by-products and the quantities sold will be the basis for calculating millfeed credits in the pricing formula.

     BAY STATE will confer with AIPC on a regular schedule regarding offering/selling prices and marketing strategies.

o    All grading and weighing fees will be the responsibility of the seller unless AIPC agrees to bear such charges. Each conveyance is to be individually graded for settlement purposes unless otherwise agreed.

o    Grain payments are to be made by check and postmarked within seven business days of grain delivery to BAY STATE, Tolleson, AZ, and receipt of all necessary documents. Any exceptions to be mutually agreed upon by AIPC and
     BAY STATE.

                                    FIGURE I
                                  DESERT DURUM
                            COMMODITY SPECIFICATIONS
                                       AND
                                 CONTRACT TERMS

    GUARANTEED SOUND MILLING QUALITY WHEAT, FREE OF OBJECTIONABLE ODORS, FREE
     OF -INSECTS AND/OR INSECT PARTICLES, FREE OF FOREIGN OBJECTS, DRY, AND
       VITREOUS. THE COMMODITY COMPLIES WITH ALL USDA GRADING REGULATIONS,
   CONTAINS NO DELETERIOUS OR BANNED SUBSTANCES, AND COMPLIES WITH THE FEDERAL
   FOOD, DRUG AND COSMETIC ACT AND APPLICABLE STATE STATUTES AND REGULATIONS.

[*]

                                    FIGURE 2
                                NON-DESERT DURUM
                            COMMODITY SPECIFICATIONS
                                       AND
                                 CONTRACT TERMS

    GUARANTEED-SOUND MILLING QUALITY WHEAT, FREE OF OBJECTIONABLE ODORS, FREE
      OF INSECTS AND/OR INSECT PARTICLES, FREE OF FOREIGN OBJECTS, DRY, AND
       VITREOUS. THE COMMODITY COMPLIES WITH ALL USDA GRADING REGULATIONS,
   CONTAINS NO DELETERIOUS OR BANNED SUBSTANCES, AND COMPLIES WITH THE FEDERAL
   FOOD, DRUG AND COSMETIC ACT AND APPLICABLE STATE STATUTES AND REGULATIONS.

[*]

                                    FIGURE 3
                          GENERAL TERMS AND CONDITIONS

1.   Commodity purchased must be a sound milling quality grain, free from any objectionable odors, free from insects, free from foreign objects, dry, vitreous and capable of producing acceptable milling yields and product characteristics. Commodity must not pose any food safety or quarantine risk to the buyer. Further, this grain shall comply with all United States
     Department of Agriculture regulations, contain no banned or deleterious substances and comply in all respects with the Federal Food, Drug and
     Cosmetic Act and any regulations promulgated thereunder and all applicable state and local statutes and regulations. If commodities are adulterated under any applicable laws, or the commodity or its shipment is in violation of any provision of this Contract, Seller shall be in breach and Buyer may take advantage of any and all remedies given under the terms and conditions of this Contract or under federal, state, and local law.

2.   Grain cars, trucks or other conveyance applied against this Contract must be thoroughly emptied and cleaned prior to loading and not previously used to haul any unsafe or toxic materials (garbage, chemicals, fertilizers, etc.). All hatches and gates should be sealed and seals recorded at origin.
     Seller shall make seal records available upon request.

3.   The grade or protein of grain delivered hereunder shall be uniformly
     (evenly) loaded by quality and protein. Unless otherwise specified in this
     Contract, official inspection shall include only official grading factors included in the regulations promulgated under the United States Grain
     Standards Act.

4.   Seller warrants that all grain to be delivered hereunder will have been grown in the continental United States unless a clause providing for grain not grown in the continental United States has been made a part of the terms of this Contract and a statement thereof shown on the face of this
     Contract.

5.   Seller guarantees that no commodity covered by this Contract shall be adulterated or misbranded or is an article or commodity which may not be introduced into interstate commerce under the provisions of the Federal
     Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

6.   Seller warrants that the grain to be delivered hereunder will be delivered free and clear of any and all liens and encumbrances and the claims of any third parties, including but not limited to any lien in favor of the United
     States for a farm marketing excess penalty.

7.   Each car or other shipping unit must be loaded with at least the minimum weight required by the railroad tariff governing its movement for the rail carload rate or other applicable tariff or rules applicable to the shipping of the grain subject to this Contract. Seller shall promptly pay any excess freight due to under-loading. Cars or other shipping units are not to be overloaded. Any damages, claims, or expenses incidental to an overloaded car or other shipping unit is the sole responsibility of the Seller, regardless of whom is in control of the car or other shipping unit.

8.   Buyer is an equal-opportunity-employer, and is a government contractor.
     Therefore, this Contract is subject to the rules and regulations imposed upon contractors and subcontractors pursuant to 41 C.F.R. Chapter 60 and any similar successor legislation and any regulations promulgated thereunder. Unless this Contract is exempt by any regulations issued by the
     Secretary of Labor, there is incorporated herein by reference: the equal opportunity clause contained in 41 C.F.R. Section 60-1.4; the affirmative action clause contained in 41 C.F.R. Section 60-250.4 relating to the employment of disabled veterans and veterans of the Vietnam Era; and the affirmative action clause contained in 41 C.F.R. Section 60-741.4 relating to the employment of handicapped persons.

9.   Buyer expressly reserves its right to cause the liquidation of this
     Contract because of (a) the insolvency of the other party, (b) the commencement of a case under the Federal Bankruptcy Code 11 U.S.C. 101 et seq. and any similar successor legislation thereto (the "Code"), (c) the voluntary or involuntary appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property under the Code, state law, or otherwise or (d) any and all other defaults of the terms and conditions specified herein either directly or by reference thereof.

10.  Without limiting Buyer's pursuit of any and all other rights and remedies available to it and without regards to the provisions in Section 11 hereof, it is expressly agreed that this Contract is subject to the Buyer's right to set off any mutual debts and claims against Seller under or in connection with this Contract, as well as any and all other commodity contracts and forward contracts between the parties, as provided in Section
     362(b)(6) of the Code and any similar successor legislation thereto.

11.  If grain is fumigated, use only federally or Buyer-approved fumigants according to label directions. A fumigated grain car, truck or other conveyance is to be properly placarded and handled in accordance with label instructions and applicable federal, state, and local statutes and regulations.

12.  Whether or not Buyer is an active member of any of the following associations, and to the extent not inconsistent with the terms and conditions stated herein, this Contract shall be governed by and construed in accordance with the rules and regulations of the exchange, board, or association(s) designated on the face of this Contract, or, if none is designated, then the applicable Trade Rules of the National Grain and Feed
     Association in effect on the date hereof and the Uniform Commercial Code
     (to the extent not in conflict with the applicable Rules). Whether or not an active member of any of the previously referenced associations, Buyer acknowledges that it understands the provisions of such rules and regulations, as applicable, which shall be the basis of any arbitration of any controversies hereunder.

13.  This Contract is subject to reciprocal margin calls. The party giving margins may require that such amount be held in escrow.

14.  Alteration of terms: none of the above terms and conditions of this
     Contract may be added to, modified, superseded, or otherwise altered except with the written consent of an authorized representative of Buyer. Receipt of this Contract by the Seller, without immediate

     notice to Buyer of error, is an acknowledgment of acceptance of all conditions hereof.

Form 292, Amended November 1999